EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NEOGEN CORPORATION AND SUBSIDIARIES

May 31, 2005

	WHERE INCORPORATED	PERCENTAGE OWNED BY NEOGEN CORPORATION
Acumedia Manufacturer’s, Inc.	Michigan	100%
Ideal Instruments, Inc. Neogen Europe Limited.	Michigan Scotland, United Kingdom	100% 100%
Hacco, Inc.	Michigan	100%
Hess & Clark, Inc.	Michigan	100%
Neogen Properties, LLC	Michigan	100%
Neogen Properties, LLC II	Michigan	100%
Neogen Properties, LLC III	Michigan	100%

All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.